SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): June 26, 2014

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On June 26, 2014, USA Technologies, Inc. (the “Company”), and Varilease Finance, Inc. (“Varilease”), entered into six Sale Leaseback Agreements (the “Sale Leaseback Agreements” or a “Sale Leaseback Agreement”) pursuant to which the Company agreed to sell to Varilease, and subject to the conditions set forth therein, Varilease agreed to purchase from the Company, certain of the remote, cashless point of sale ePort equipment owned by the Company and used by the Company in its JumpStart program. If all of the ePort equipment described in the Sale Leaseback Agreements is purchased by Varilease, the aggregate purchase price to be received by the Company would be approximately $8,000,000.

Concurrently with entering into the Sale Leaseback Agreements, the Company and Varilease entered into six Schedules (the “Schedules” or a “Schedule”) each corresponding to a Sale Leaseback Agreement. The Company and Varilease also entered into a Master Lease Agreement (the “Master Lease Agreement”) which is incorporated by reference into each Schedule. Each Schedule (including the Master Lease Agreement) sets forth the terms and conditions pursuant to which Varilease would lease to the Company the ePort equipment to be purchased by Varilease from the Company pursuant to the corresponding Sale Leaseback Agreement. Each Schedule provides for a 36-month base lease term and specifies the base monthly rental for the equipment described in the Schedule. During the lease term, all of the costs, expenses and liabilities associated with the equipment are to be borne by the Company, and the Company is entitled to the unlimited use of the equipment.

At the completion of the base lease term provided in each Schedule, the Company will have, among other things, the option to either purchase the equipment described in the Schedule for a price to be agreed upon by the Company and Varilease, or extend the lease term of the Schedule for an additional 12 months at the base monthly rental, at the conclusion of which all of the right, title and interest of Varilease in the ePort equipment would pass to the Company.

On June 27, 2014, Varilease completed the purchase from the Company of the ePort equipment described in two of the Sale Leaseback Agreements for an aggregate of $2,995,095, and pursuant to the corresponding Schedules, the Company is obligated to pay to Varilease a base monthly rental of $81,826 for this equipment during the 36-month lease term. The completion of the purchase by Varilease from the Company of the ePort equipment described in the remaining Sale Leaseback Agreements is currently subject to the receipt by Varilease of subordination agreements from two secured equipment vendors/lessors to the Company. If the purchase of the ePort equipment described in these remaining Sale Leaseback Agreements would be completed by Varilease, the Company would be obligated under the corresponding Schedules to pay an additional base monthly rental of approximately $136,430, or an aggregate base monthly rental under all six Schedules of approximately $218,260.

The Master Lease Agreement includes customary events of default, including non-payment by the Company of the monthly rental or other charges due under any Schedule. The Master Lease Agreement provides that in the event of the declaration by Varilease of a default, the Company would pay to Varilease, among other things, any unpaid amount due on or before the declaration of default plus liquidated damages equal to the Stipulated Loss Value of the equipment. The Stipulated Loss Value of the equipment is an amount equal to 110% of the Company’s original cost for such equipment less 1.25% of such cost for each month elapsed during the lease term through the declaration of default.

The Company intends to utilize the proceeds from the sale of the equipment for working capital purposes. If all of the equipment described in the six Sale Leaseback Agreements is purchased by Varilease, the Company may also explore and consider utilizing a portion of these proceeds for other purposes, including the possible purchase of some of its outstanding securities.

Pursuant to a Sixth Amendment to the Loan and Security Agreement dated as of May 15, 2014, between the Company and Avidbank Corporate Finance, a division of Avidbank, the bank has consented to the sale of the ePort equipment by the Company to Varilease pursuant to the Sale Leaseback Agreements as well as to the incurrence by the Company of the various obligations to Varilease pursuant to the Master Lease Agreement and the Schedules. The Loan and Security Agreement, as amended, between the Company and the bank provides for a secured asset-based revolving line of credit facility in the amount of up to $7.0 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: July 2, 2014	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer